As filed with the Securities and Exchange Commission on December 5, 2016

Registration No. 333-48062

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trans Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	93-0997412
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(412) 553-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Trans Energy, Inc. Stock Option Plan 2000

(Full title of the Plan)

Robert J. McNally

Trans Energy, Inc.

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

(412) 553-5700

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michael L. Bengtson

James B. Marshall

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

(512) 322-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check is a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-48062, of Trans Energy, Inc., a Nevada corporation (“Trans Energy”), filed with the Securities and Exchange Commission on October 17, 2000. The Registration Statement registered 2,000,000 shares of common stock, par value $0.001 per share of Trans Energy (the “Common Stock”) under the Trans Energy, Inc. Stock Option Plan 2000.

On December 5, 2016 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated October 24, 2016, among Trans Energy, EQT Corporation, a Pennsylvania corporation (“EQT”), and WV Merger Sub, Inc., a Nevada corporation (the “Purchaser”), the Purchaser merged with and into Trans Energy, with Trans Energy surviving as the continuing corporation (the “Merger”). As a result of the Merger, Trans Energy became a wholly owned subsidiary of EQT.

As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by Trans Energy in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offerings, Trans Energy hereby removes from registration the Common Stock registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 5, 2016.

Trans Energy, Inc.

By:	/s/ Robert J. McNally
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on December 5, 2016.

Signature	Title

/s/ David L. Porges David L. Porges	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Robert J. McNally Robert J. McNally	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Jimmi Sue Smith Jimmi Sue Smith	Chief Accounting Officer (Principal Accounting Officer)

/s/ Steven T. Schlotterbeck Steven T. Schlotterbeck	Director